SUBSIDIARIES OF THE REGISTRANT


                                     State of
          Name                     Incorporation
          ----                     -------------

U.S. Trucking, Inc.                   Nevada

Gulf Northern Transport, Inc.         Wisconsin

Mencor, Inc.                          Arkansas